Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-279002 on Form S-3 of our reports dated February 20, 2025 relating to the financial statements of Meritage Homes Corporation and the effectiveness of Meritage Homes Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Meritage Homes Corporation for the year ended December 31, 2024. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Tempe, Arizona
February 27, 2025